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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                              THREE MONTHS ENDED
                                                  MARCH 31,                       YEARS ENDED DECEMBER 31,
                                              ------------------                ------------------------------
                                               2002       2003       1998        1999        2000        2001        2002
                                              -------    -------    -------    --------    --------    --------    --------
EARNINGS
Net loss                                      (13,331)   (17,766)   (11,890)    (43,119)    (91,930)    (97,566)    (24,958)
ADD:
     income tax benefit                        (7,473)   (10,083)      (191)     (9,349)    (35,879)    (38,870)    (12,434)
     fixed charges                             34,324     31,849     73,354     110,958     182,827     154,604     137,493
                                              -------    -------    -------    --------    --------    --------    --------
Earnings (loss) as adjusted (a)                13,520      4,000     61,273      58,490      55,018      18,168     100,101
                                              -------    -------    -------    --------    --------    --------    --------
FIXED CHARGES
Interest expense                               23,003     19,986     60,008      89,619     147,607     113,026      92,178
Rents under leases representative of
an interest factor (1/3)                       11,321     11,863     12,981      21,065      35,220      41,578      45,315
Preferred dividends                                 0          0        365         274           0           0           0
                                              -------    -------    -------    --------    --------    --------    --------
Total fixed charges combined with preferred
dividends (b)                                  34,324     31,849     73,354     110,958     182,827     154,604     137,493
                                              -------    -------    -------    --------    --------    --------    --------
RATIO OF EARNINGS TO FIXED CHARGES

(A) DIVIDED BY (B)                               0.39       0.13       0.84        0.53        0.30        0.12        0.73
                                              -------    -------    -------    --------    --------    --------    --------

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